For the fiscal year ended May 31, 2015
File number 811-22632
Prudential Short Duration High Yield Fund, Inc.




Item 77C
Matters Submitted to a Vote of Security Holders


An Annual Meeting of Stockholders was held on March 13, 2015.
At such meeting the stockholders elected the following Class III
Directors:

Approval of Directors

Class III         Affirmative Votes Cast   Shares Against/Withheld

Scott E. Benjamin     30,403,997                530,466
Linda W. Bynoe        30,390,441                544,022
Michael S. Hyland     30,400,135                534,328
James E. Quinn        30,354,760                579,703